UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

                              Lodgenet Interactive Corp
                                (Name of Issuer)

                                   COMMON STOCK
                         (Title of Class of Securities)

                                    540211109
                                 (CUSIP Number)

                                  December 31, 2011
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

      /X/   RULE 13D-1(B)
      /_/   RULE 13D-1(C)
      /_/   RULE 13D-1(D)

CUSIP NO. 540211109
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1    NAME OF REPORTING PERSON
     PENN CAPITAL MANAGEMENT

     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY).
     22-2796848
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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  |_|
     (b)  |_|
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3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE
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               5    SOLE VOTING POWER

                    1,670,025 SHARES
               -----------------------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY     -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           1,670,025 SHARES
    WITH       -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,670,025 SHARES
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10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                     |_|
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.61%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IA
--------------------------------------------------------------------------------


ITEM 1.

(A) NAME OF ISSUER

    Lodgenet Interactive Corp

(B) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICE

    3900 W. Innovation Street
    Sioux Falls, SD 57107-7002


ITEM 2.

(A) NAME OF PERSONS FILING

    PENN CAPITAL MANAGEMENT COMPANY, INC.

(B) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR IF NONE, RESIDENCE

    NAVY YARD CORPORATE CENTER
    THREE CRESCENT DRIVE, SUITE 400
    PHILADELPHIA, PA 19112

(C) CITIZENSHIP

    DELAWARE

(D) TITLE OF CLASS OF SECURITIES

    COMMON STOCK

(E) CUSIP NUMBER

    540211109


ITEM 3.

    IF THIS STATEMENT IS FILED PURSUANT TO RULE 240.13D- 1(B), OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

      (A) ___ BROKER OR DEALER REGISTERED UNDER SECTION 15 OF THE ACT (15 U.S.C.
          78O).

      (B) ___ BANK AS DEFINED IN SECTION 3(A)(6) OF THE ACT (15 U.S.C. 78C).

      (C) ___ INSURANCE COMPANY AS DEFINED IN SECTION 3(A)(19) OF THE ACT (15 U.S.C. 78C).

      (D) ___ INVESTMENT COMPANY REGISTERED UNDER SECTION 8 OF THE INVESTMENT COMPANY ACT OF 1940 (15 U.S.C. 80A-8).

      (E) _X_  AN INVESTMENT ADVISER IN ACCORDANCE WITH 240.13D- 1(B)(1)(II)(E).

      (F) ___ AN EMPLOYEE BENEFIT PLAN OR ENDOWMENT FUND IN ACCORDANCE WITH 240.13D-1(B)(1)(II)(F).

      (G) ___ A PARENT HOLDING COMPANY OR CONTROL PERSON IN ACCORDANCE WITH 240.13D-1(B)(1)(II)(G)

      (H) ___ A SAVINGS ASSOCIATION AS DEFINED IN SECTION 3(B) OF THE FEDERAL DEPOSIT INSURANCE ACT (12 U.S.C. 1813).

      (I) ___ A CHURCH PLAN THAT IS EXCLUDED FROM THE DEFINITION OF AN INVESTMENT COMPANY UNDER SECTION 3(C)(14) OF THE INVESTMENT COMPANY ACT OF 1940 (15 U.S.C. 80A-3).

      (J) ___ GROUP, IN ACCORDANCE WITH SECTION 240.13D-1(B)(1)(II)(J).


ITEM 4. OWNERSHIP.

      PROVIDE THE FOLLOWING INFORMATION REGARDING THE AGGREGATE NUMBER AND PERCENTAGE OF THE CLASS OF SECURITIES OF THE ISSUER IDENTIFIED IN ITEM 1.

   (A) AMOUNT BENEFICIALLY OWNED: 1,670,025 SHARES

   (B) PERCENT OF CLASS: 6.61%

   (C) NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

   (I) SOLE POWER TO VOTE OR TO DIRECT THE VOTE: 1,670,025 SHARES

   (II) SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

   (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF: 1,670,025 SHARES

   (IV) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES, CHECK THE FOLLOWING /___/.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

      NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

      NOT APPLICABLE

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

      NOT APPLICABLE

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

      NOT APPLICABLE

ITEM 10. CERTIFICATION.

BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE NOT ACQUIRED AND ARE NOT HELD FOR THE PURPOSE OF OR WITH THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF THE SECURITIES AND WERE NOT ACQUIRED AND ARE NOT HELD IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING THAT PURPOSE OR EFFECT.

AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

DATED: February 13, 2012


BY: /S/ JOHN G. LIVEWELL
----------------------------------
NAME: JOHN G. LIVEWELL
BY:   CHIEF COMPLIANCE OFFICER